CONTACTS:
Investors: Julie Loftus Trudell AMERIGROUP Corporation SVP, Investor Relations	News Media: Kent Jenkins, Jr. AMERIGROUP Corporation SVP, External Communications

(757) 321-3597 (757) 769-7859

AMERIGROUP Successful Bidder in DC RFP

Company Evaluating Business in Light of Unresolved Audit Issues

VIRGINIA BEACH, Va. (April 2, 2008) – On March 10, 2008, AMERIGROUP DC was notified that it was one of four successful bidders in the reprocurement of the District of Columbia’s Medicaid managed care business. The contracts for this award were approved by City Council on March 22nd and AMERIGROUP DC had been engaged in final preparations for a start date of May 1, 2008.

Yesterday, the Company notified the District that it was suspending its participation in readiness review activities related to the new contract award, due to questions the District has raised regarding the calculation of rates.

For the past few weeks, the Company has been engaged in a dialogue with the District’s Office of the Attorney General in its review of these questions, which were raised in connection with an audit completed in May 2007. On March 28, the District filed a complaint in D.C. Superior Court alleging that AMERIGROUP DC submitted a report to its regulators in which it misclassified or improperly included certain administrative costs as healthcare costs.

“We believe that the allegations advanced in the complaint are without merit and based upon a fundamental misunderstanding of well-established rating and regulatory requirements and, in any event, are not material to rate calculations,” said James W. Truess, Executive Vice President and Chief Financial Officer. “In the normal course of business, these kinds of issues are resolved through direct communications between a vendor and the regulatory agencies with oversight responsibility.”

“We are concerned that the complaint also calls into question the appropriateness of rates in the new contract,” Truess continued. “While we remain hopeful that we can resolve these questions quickly, we cannot proceed with the FY 2009 contract while they remain outstanding.”

AMERIGROUP Community Care of the District of Columbia currently serves about 38,000 financially vulnerable D.C. residents who are enrolled in Medicaid and has operated in the District for nine years.

About AMERIGROUP Corporation
AMERIGROUP Corporation (NYSE: AGP), headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP Corporation serves more than 1.7 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, South Carolina, Tennessee, Texas and Virginia. For more information, visit www.amerigroupcorp.com.

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